Exhibit 10.3

STEWART INFORMATION SERVICES CORPORATION EXECUTIVE SEPARATION PAY AND

CHANGE IN CONTROL PLAN

(Effective as of January 1, 2018, the "Effective Date")

ARTICLE 1

PURPOSE

1.1             General Purpose. The Stewart Information Services Corporation Executive Separation Pay and Change in Control Plan, as set forth herein (the ''Plan"), is intended to provide certain benefits for eligible senior management employees ("Participants," as defined below) of Stewart Information Services Corporation, a Delaware corporation, and its Subsidiaries (collectively, the "Company") where the Participant is terminated by the Company, without Cause (as hereinafter defined) or resigns from his or her employment with the Company for Good Reason (as hereinafter defined), as well as to provide certain enhanced benefits where such a termination of employment occurs in connection with a transaction that constitutes a Change in Control (as hereinafter defined). The Plan, as set forth herein supersedes all prior plans or programs providing any Participant severance or separation pay benefits, whether written or unwritten.

1.2             Coverage Under ERISA. It is the intention of the Company that the Plan be a welfare benefit plan providing severance benefits, as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

ARTICLE 2

DEFINITIONS

2.1              Defined Terms. Whenever used in the Plan, capitalized terms shall, unless the context clearly indicates otherwise, have the same meanings set forth below:

2.1.1        "Administrator" means the Company or any Committee appointed by the Board to act as Administrator.

2.1.2        "Board" means the board of directors of the Company.

2.1.3        "Cause" shall mean in the good faith determination of the Board, any of the following:

(a)                      A Participant's willful failure to substantially perform his or her duties with the Company (other than by reason of disability), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Company believes the Participant has not substantially performed such duties, and Executive has failed to remedy the situation within 30 days of such written notice from the Company;

(b)	A Participant’s gross negligence in the performance of his or her duties;

(c)                      A Participant's conviction of, or plea of guilty or nolo contendre to any felony or any crime involving moral turpitude or the personal enrichment of Executive at the expense of the Company;

(d)                      A Participant's willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, including, without limitation, Executive's breach of fiduciary duties owed to the Company;

(e)                      A Participant's willful violation of any material provision of the Company's code of conduct;

(f)                       A Participant's willful violation of any of the material covenants contained in his or her employment agreement;

(g)                      A Participant's act of dishonesty resulting in or intending to result in personal gain at the expense of the Company; or

(h)                      A Participant's engaging in any material act that is intended or may be reasonably expected to harm the reputation, business prospects, or operations of the Company.

2.1.4	A "Change in Control" shall be deemed to have occurred if,

(a)                      Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

(b)                      There occurs a proxy contest or a consent solicitation, or the Company is a party to a merger, consolidation, sale of assets, plan of liquidation or other reorganization, as a consequence of which members of the Board in office immediately prior to such transaction or event thereafter constitute less than a majority of the Board immediately after such transaction or event; or

(c)                      There occurs a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d)                      There is a sale or other disposition of all or substantially all of the assets of the Company; or

(e)                      There is an adoption of any plan or proposal for the liquidation or dissolution of the Company; or

(f)                       Stewart Title Guaranty Company is placed in supervision, receivership, conservatorship, or special administrative action by its domiciled Department of Insurance.

2.1.5        "Change in Control Effective Date" shall mean the first date on which a Change in Control occurs; provided that if a Change in Control occurs and if a Participant's employment with the Company is terminated prior to the date on which the Change in Control occurs, the Change in Control Effective Date shall be the date immediately prior to such termination of employment if the Participant can demonstrate that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.

2.1.6        "Change in Control Period" shall mean the period commencing on the Change in Control Effective Date and ending on the second anniversary of the Change in Control Effective Date,

2.1.7        "Code" means the Internal Revenue Code of 1986, as amended, and regulations issued thereunder.

2.1.8        "Employer" means the Company and its Subsidiaries, and, as to a Participant, the entity that is that Participant's employer.

2.1.9        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued thereunder.

2.1.10      "Good Reason" means "Good Reason" means any of the following:

(a)                      The occurrence of any material breach of the Participant's employment agreement by the Company or any of its Subsidiaries;

(b)                      Any material failure by the Company after a Change in Control to vest any grants under the LTI Plan consistent with the requirements of that plan and the terms of the Participant's grants thereunder;

(c)                      The Company's failure, following a Change in Control, to obtain the assumption in writing of all of the Company's material obligations under the

Participant's employment agreement and any of the Participant's outstanding grants or awards by the successor to all or substantially all of the assets of the Company or any Subsidiary within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such Subsidiary;

(d)                      The Company's assignment to a Participant of any duties materially inconsistent with the Participant's position, including any other action which results in a material diminution in such status, title, authority, duties or responsibility; or

(e)                      The relocation of the Participant's office to a location more than 35 miles farther from the Participant's residence as compared to as the Participant's office location immediately prior to such relocation or as specified at the time of the Participant's most recent employment agreement.

Notwithstanding the foregoing, a Participant resignation shall not be deemed to be for Good Reason if the Participant has consented to the condition claimed to constitute Good Reason, nor shall a Participant’s resignation be deemed to be for Good Reason, unless the Participant has provided any written notice to the Company specifying the event or condition claimed to constitute Good Reason within 60 days following the initial existence of such event or condition, and the Company has, after receipt of such notice of Good Reason from the Participant, failed to cure or correct such condition or event within 60 days following the Company's receipt of the Participant's notice of intent to resign for Good Reason.

2.1.11    "LTI Plan” means the Company's shareholder approved incentive plan or plans providing for equity-based compensation grants, as such plan or plans may be in effect and as amended and/or superseded from time to time.

2.1.12    "Participant" means an executive employee who has been designated as eligible to participate in the Plan by the Administrator or as provided for in the Participant's employment agreement.

2.1.13    "Plan Year" means the calendar year, except that the first Plan Year shall be the shorter period commencing on the Effective Date and ending on December 31, 2018.

2.1.14    "Subsidiary'' means each of the entities specified in the Schedule of Subsidiaries attached hereto as Exhibit A, as that may be amended by the Administrator from time to time.

ARTICLE 3

PARTICIPATION

3.1              Eligibility for Participation. An executive employee will be eligible to participate in the Plan if, and only if, he or she has been designated as eligible to participate in the Plan on the Schedule of Participation attached hereto as Exhibit B or has otherwise been notified in writing of his or her eligibility to participate in the Plan by the Administrator.

3.2              Eligibility for Benefits. A Participant shall be eligible for separation pay benefits hereunder if his or her employment is terminated involuntarily by the Company (other than a termination for Cause), or if the Participant resigns for "Good Reason."

ARTICLE 4

SEPARATION BENEFITS

4.1              Schedule of Separation Pay Benefits. In the event a Participant's employment with the Company or a Subsidiary is terminated by the Company without Cause, or by the Participant for Good Reason, the Participant shall, subject to execution of a Release, receive, in addition to any payments required by law, the following severance benefits:

4.1.1         Twelve (12) months of the Participant's then current base salary, payable in semi-monthly installments or other regular installments in accordance with the Company's payroll practices, beginning on the 60th day after the Participant's termination of employment (the "Severance Payment Commencement Date");

4.1.2         An additional payment in installments payable on the same schedule as the payments provided for in Section 4.1.1, above, equal to an amount such that, net after taxes paid by the Participant (assuming the Participant is taxed at the highest applicable federal, state and local tax rates in effect for the Participant), the Participant will retain, in the aggregate, the dollar value of the Company's subsidy (based on costs borne by the Company for active employees) of the cost of the Participant's coverage under the Company's group health plan for a period of twelve (12) months;

4.1.3         Outplacement services provided by a firm selected by the Company in its sole discretion for a period of 12 months and at a cost to the Company not in excess of $10,000; and

4.1.4         Such accelerated vesting as may be provided for under the terms of the LTI Plan and/or award agreement under the LTI Plan.

Notwithstanding anything in this Section 4.1 to the contrary, the Company shall have the right to cease or terminate the severance pay or benefits otherwise provided for in the event the Participant breaches, in the Company's sole discretion, any covenant set forth in the Participant's employment agreement.

4.2               Other Severance Benefits. Notwithstanding anything in this Article 4, if a Participant is entitled to any separation pay by reason of any agreement or arrangement applicable to such Participant other than by reason of the terms of the Plan ("Other Separation Pay"), the separation pay otherwise payable to the Participant under this Article 4 shall be reduced by the amount of such Participant's Other Separation Pay. A Participant's entitlement to Other Separation Pay shall be deemed to be separation pay provided for under and shall be incorporated into the Plan for purposes of the Plan's administrative procedures. To the extent any separation pay is subject to Code Section 409A, the provisions regarding the time and manner such separation payments are to be made shall not be modified so as to avoid, to the extent possible, any modification to the time and manner of payment of compensation that would constitute a violation of the requirements of Code Section 409A.

4.3               Consequences of a Change in Control. In the event a Participant's employment is terminated by the Company without Cause or by the Participant for Good Reason during a Change in Control Period, and provided the Participant executes, and does not thereafter revoke, a Release, the Participant shall be entitled to receive, in lieu of the separation pay provided for under Section 4.1.1, twenty-four (24) months of the Participant's then current base salary, payable in semi-monthly installments or other regular installments in accordance with the Company's payroll practices, beginning on the Severance Payment Commencement Date, plus an amount equal to two times the Participant's target annual bonus in effect for the fiscal year in which the Participant's termination of employment occurs, to be paid to the Participant in a lump sum within 30 days after the date all applicable revocation periods under the Release have expired, and, in all events, no later than the end of the ''applicable 2 ½ month period" (as that phrase is defined for purposes of Treasury Regulation Section 1.409A-l(b)(4). The Participant shall also be entitled to all other payments and/or benefits provided for under Section 4.1 (other than Section 4.1.1).

4.4              Required Release and Other Requirements. As a condition to a Participant's receipt of payments and/or benefits provided for under the Plan, the Participant must execute and deliver to the Company a full release of all claims that Executive may have against the Company, its Subsidiaries and affiliates, and all of their respective officers, employees, directors, and agents, and that shall include the Participant's agreement not to disparage the Company and not to divulge any of the Company's confidential information, in a form acceptable to the Company (the "Release"), and all applicable revocation periods must have expired prior to the Severance Payment Commencement Date. The Company shall provide the Participant with the form of Release within 10 days following his or her termination of employment. In addition, the Participant must execute such other documentation that formalizes the Participant's resignation from the Board, the boards of any affiliates of the Company, and any other positions with the Company and its affiliates to be eligible for receipt of payments and benefits under the Plan.

4.5              Excess Parachute Payments. Notwithstanding anything in this Article 4 to the contrary, in the event payments to a Participant under the Plan would cause any amounts to be subject to loss of deductibility pursuant to Code Section 280G and/or to excise taxes under Code Section 4999, the amount of the payments to such Participant shall be reduced, if possible, to the extent necessary so that no portion of the payments under the Plan are subject to the aforementioned provisions of the Code; provided, however, that the aforementioned reduction to Plan payments shall not be made (and payments of the Plan benefits shall be made in full) if such full payment of Plan benefits produces a better net after-tax position for the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). In no event shall the Company be obligate to pay any tax gross-up payment to a Participant by reason of the Participant's participation in the Plan.

ARTICLE 5

ADMINISTRATION

5.1             Plan Administrator. As defined in Section 3(16)(A) of ERISA, the Company shall act as Administrator. The Administrator shall be charged with the interpretation, administration and operation of the Plan.

5.2              Delegation of Duties. The Administrator may delegate to any person or persons, severally or jointly, the responsibility for the preparation and filing of all disclosure material and reports which the Plan Administrator is required to file by law, and the responsibility for the day to day operation of the Plan.

5.3             Rules and Regulations. The Administrator, subject to the provisions of the Plan, may adopt such rules and regulations as it deems necessary to carry out the provisions of the Plan.

5.4              Discretionary Actions. The Administrator shall have the power of full and final determination as to all issues concerning eligibility for benefits under the Plan and all matters involving the interpretation of the Plan and determination of disputed facts, and such determinations with respect to any individual's rights or benefits under the Plan shall be entitled to the maximum deference permitted by law. With respect to any decision that is delegated to the Company in its sole discretion under the Plan, any review of such decision that shall be undertaken in the capacity of the Administrator shall be implemented by a Company executive (or committee consisting of company employees) who is (or are) not subject to the supervision of the Company representative exercising such discretion.

5.5             Benefit Claims Procedure. In accordance with Section 503 of ERISA and the regulations of the Secretary of Labor prescribed thereunder:

5.5.1          All claims for benefits under the Plan shall be filed in writing with the Administrator in accordance with such procedures as the Administrator shall reasonably establish.

5.5.2          The Administrator shall, within ninety (90) days of submission of a claim, provide adequate notice in writing to any claimant with a description of any material or information which is necessary in order for the claimant to perfect his or her claim and an explanation of why such information is necessary. If special circumstances require an extension of time for processing the claim, the Administrator shall furnish the claimant a written notice of such extension prior to the expiration of the ninety (90) day period. The extension notice shall indicate the reasons for the extension and the expected date for a final decision, which date shall not be more than one hundred eighty (180) days from the initial claim.

5.6             The Administrator shall, upon written request by a claimant within sixty (60) days of receipt of the notice that his or her claim has been denied, afford a reasonable opportunity to such claimant for a full and fair review by the Administrator of the decision denying the claim. The Administrator will afford the claimant an opportunity to review his or her decision, the Administrator will attempt to make his or her decision as soon as practicable, and in no event will the Administrator take more than one hundred twenty (120) days to send the claimant a written notice of its decision.

ARTICLE 6

MISCELLANEOUS

6.1              Right to Amend or Terminate. The Company reserves the right to amend the Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that no such amendment, discontinuance or termination made during the period starting six (6) months prior to a Change in Control, and ending two (2) years after the Change in Control shall affect any right of any Participant to claim benefits under the Plan without the Participant's consent.

6.2              Benefits Payable from General Assets. Benefits payable hereunder shall be paid exclusively from the general assets of the Company that employed the Participant, and no person entitled to payment hereunder shall have any claim, right, security interest, or other interest in any fund, trust account, insurance contracts or other asset of the Company. In no event shall benefits payable hereunder be the financial responsibility of any officer or shareholder of the Company or of any successor thereto who does not assume liabilities hereunder or of any related corporation which may be looked to for such payment.

6.3              No Contract for Continued Services. The Plan shall not be construed as creating any contract for continued services between the Company and the Participant, and nothing herein contained shall give the Participant the right to be retained as an employee of the Company.

6.4              Tax Matters. The Plan is structured so that all payments under the Plan are intended to be exempt from Code Section 409A by reason of the short-term deferral rules set forth in Treasury Regulation Section l.409A-l(b)(4) and shall be interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representations or warranties regarding the tax treatment of any payments made to any Participant under the Plan and the Participant shall be liable for all income and wage taxes imposed on the Participant by reason of the Participant's participation in the Plan. The Company shall in all events deduct and withhold from any payments made pursuant to the Plan all amounts required to be deducted or withheld for federal, state or local income or wage taxes, or otherwise required to be withheld by any applicable law.

6.5              Governing Law. The Plan shall be construed as administered and enforced in accordance with ERISA and, where appropriate and not otherwise preempted, the laws of the State of Texas.

6.6              Definition of Words. Feminine or neuter pronouns shall be substituted for those of the masculine form, the plural shall be substituted for the singular, and vice-versa, in any place or places herein where the context may require such substitution or substitutions.

IN WITNESS WHEREOF the Plan has been signed and sealed for and in behalf of the Company by its duly authorized representative, this 15 day of Feb, 2017.

STEWART INFORMATION SERVICES CORPORATION

Exhibit A

Schedule of Subsidiaries

Stewart Title Company

Stewart Title Guaranty Company

Stewart Title Insurance Company